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                                                                      EXHIBIT A

                     [LETTERHEAD OF PUBLICIS COMMUNICATION]


Le President-Directeur General
TRANSLATION WITHOUT LEGAL EFFECT
VIA FAX & REGISTERED AIRMAIL,
RETURN RECEIPT REQUESTED

Strictly Confidential


Mr. Bruce Mason                            29 March 1995
Chairman/CEO
True North Communications, Inc.
101 East Erie St.
Chicago, IL  60611
USA


Bruce:

The agreements which constitute our Alliance, and in particular article 9.2 of the Master Alliance Agreement (MAA), stipulate that any dispute, controversy or claim must be submitted to a Dispute Resolution process, prior to its eventual submission to arbitration.

In the context of the arbitration which you initiated, we intend to lodge a counterclaim leading to the allocation of damages and to the application, to the benefit of Publicis, of articles 7.02 (C) and (d) of the PBV Shareholders Agreement relating to the possibility offered to Publicis to acquire additional shares from FCB in the Joint Venture, and to deprive FCB of the benefit of the terms of articles II, III, IV, VI and VII of the PBV Shareholders Agreement.

This counterclaim will be based on the numerous violations of our agreements by FCB since the commencement of the Alliance and even very recently.

By means of this letter we intend to submit these violations to the Dispute Resolution process; they include those breaches listed below, while in no way being necessarily restricted to this list:


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Bruce Mason
29 March 1995
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I -         BREACHES OF FINANCIAL OBLIGATIONS

a) Refusal to pay the expenses incurred by Publicis in connection with client accounts obtained for FCB or by FCB with the active collaboration of Publicis, notably numerous accounts in numerous countries for [certain significant clients].

b) Refusal by FCB to pay coordination fees, although the principle of the payment of coordination fees had been accepted and appears in the Alliance agreements.

c) Refusal to accept the development costs incurred by Publicis for client prospects intended for FCB, notably [certain significant clients].

d) Although Publicis had, in a spirit of reconciliation, accepted a mere temporary suspension of FCB's payment of dividends to Publicis, refusal by FCB to "unfreeze" the payment of said dividends.

e) Non-payment of severance payments due to the managers of certain former FCB subsidiaries paid by the Joint Venture and for which FCB had undertaken to reimburse the Joint Venture.

f) Non-acceptance by FCB of the charges resulting from legal proceedings pertaining to the Spanish subsidiary which was contributed to the Joint Venture. The financial consequences of this legal proceeding are unjustly borne by the Joint Venture.

g) More generally, refusal to settle the accounts between the two parties, causing considerable financial hardship to Publicis, resulting not only from the non-payment of sums due to Publicis but also from the resulting financing costs.

II - BREACHES OF OBLIGATION TO COOPERATE IN THE DEVELOPMENT OF THE ALLIANCE; BREACHES OF OBLIGATION OF LOYALTY VIS-A-VIS PUBLICIS

The introduction to the Master Alliance Agreement states that the parties thereto have decided to create a global Alliance.
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Bruce Mason
29 March 1995
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This decision, which is the subject of the agreements, supposes an alliance between the parties in all regions of the world where they intend to carry out their business activities.

Publicis considers that FCB has breached all of its obligations arising from this alliance by excluding Publicis from all important decisions in its sphere of influence and refraining to participate in the development of business activities in Publicis' and the Joint Venture's sphere of influence.

This lack of, or refusal to cooperate, has manifested itself in breaches of both the letter and the spirit of our agreements, some of which have been major, as regarding FCB, Publicis and the Joint Venture.

A.          Concerning FCB:

a) Major reorganization of FCB's operations, in the context of a re-definition of its objectives, by the creation of a new structure, True North, without Publicis having been involved in the prior planning of this reorganization nor even fully informed, although the new structure is intended to receive networks competitive to Publicis, in blatant breach of our agreements.

b)          Non-observance of the following terms of the FCB Stockholders
            Agreement:

                 article 2.5      acquisition by FCB of its own shares
                 article 6.4      information to be supplied to Publicis

B.          Concerning Publicis Communication:

a) Refusal to fund Publicis Communication: refusal to provide the necessary funds for its development and to subscribe to any increase in share capital.

b) Non-observance of the terms of the FCB Stockholders Agreement regarding the participation of Publicis representatives in the FCB Board of Directors.

c) Non-establishment within FCB of the committees stipulated in articles 1-3 and 2-6 of the MAA (Management Council and International Committee).





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Bruce Mason
29 March 1995
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d)          Refusal to associate the name of Publicis with that of FCB in the
            FCB agencies, in breach of the obligation undertaken by FCB in article 1-2 (d) of the MAA.

e) Violation of the terms of article 1-2 of the Publicis Communication Shareholders Agreement regarding the vote of FCB's representative at the Publicis Communication General Shareholders Meeting.

C.          Concerning the Joint Venture:

a) Opposition to Publicis' acquisition of FCA and unjustified refusal to integrate FCA's European subsidiaries into the Joint Venture, in spite of the fact that said integration and said acquisition are essential to the development of Publicis and the Alliance, and you had personally encouraged the negotiations.

b) Non-transfer to the Joint Venture of FCB's shares in the FCB subsidiaries in Greece and Turkey.

c) Lack of any involvement in the development of the Joint Venture clients; no significant new client has been contributed by FCB to the Joint Venture since its creation, and most of FCB's clients are handled by European agencies in competition with the Joint Venture.

d) Refusal to put at the Joint Venture's disposal the funds necessary to its development, and refusal to participate in the increase in its share capital.

e) Non-observance of the clauses relating to the operation of the Joint Venture: refusal to give the PBV Shareholders Committee the powers which are recognized by the Alliance as rightly pertaining to it, by requiring that it observe FCB's own procedures, notably as regards financial procedures, acquisitions, demands for the constitution of an Audit Committee and a Finance Committee which are not provided for in the contract. . .

III - BREACHES OF OBLIGATION TO PARTICIPATE IN THE DEVELOPMENT OF THE PUBLICIS AGENCY IN NEW YORK

Contrary to the undertaking by FCB in article 1-2 (b) of the MAA, FCB has always refused to give the slightest assistance in
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Bruce Mason
29 March 1995
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the operation and development of the Publicis agency in New York, in spite of repeated requests by Publicis.


IV - BREACHES OF OBLIGATION TO COOPERATE IN THE DEVELOPMENT OF THE ALLIANCE IN JAPAN

According to the terms of article 1-1 (a) of the MAA, FCB undertook to involve Publicis in the development of its activities in the Asia/Pacific region.

Not only was Publicis kept out of all discussions undertaken by FCB with the Japanese agency I&S in 1991, but even after Publicis had been informed subsequently to these discussions of the establishment of an FCB operation in Japan, FCB refused to involve Publicis in spite of its requests to be so involved.

FCB has equally refused to associate the name of Publicis with that of FCB, despite the fact that a significant part of the billings are derived from Publicis' clients.

V -         ACTIONS INDICATING AN INTENTION TO HARM PUBLICIS

Since the initiation by FCB of the Dispute Resolution process in relation to the acquisition of FCA, FCB has become guilty of actions characteristic of a real intention to harm its partner.

FCB has sought to paralyse the proper operation of the Joint Venture (for example: the request for a special audit, the refusal to sign administrative documents, the refusal to participate in the Shareholders Committee meetings, the refusal to convene an Alliance Operating Committee meeting . . .)

Moreover, FCB has distributed:

- -           to the public via the press (mass circulation, financial and trade)

- -           to the staff (via internal memoranda)

- -           to the competition (via personal letters)

information harmful to the Alliance and Publicis, notably making public its intent to take control of the Joint Venture; FCB





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Bruce Mason
29 March 1995
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has written directly to most of the competitive networks informing them of its dispute with Publicis, thereby providing them with a weapon with which to cause irreparable harm to Publicis' business and its relationships with its clients.

All these violations are of a deliberate nature and characterize FCB's intention not to carry out the Alliance as it was originally intended and conceived.

They denote the absence of any intention to serve the collective interests of the Alliance, the absence of an Alliance spirit, an essential condition to the Alliance.

More serious yet, this attitude, which alters the very substance of our agreement, has the effect of rendering the performance of these (agreements) contrary to the American, European and French laws regarding competition.

To examine the totality of these grievances, I designate as Publicis' representatives on the Dispute Resolution Committee, Messrs. Gerard Pedraglio and Jean-Paul Morin.

The 30-days time period stipulated by the Alliance (article 9-2 of the MAA) commences on March 30,1995. Messrs. Pedraglio and Morin are at your disposal to meet with your representatives as soon as they have been duly designated.


Regards,



Maurice Levy



                                  cc:      Publicis' Conseil de Surveillance
                                           True North Communications, Inc. Board
                                           Publicis Communication Board
                                           Publicis-FCB Europe Shareholders
                                           Committee